                                                                     Exhibit
23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statements on Form S-3 (No. 333-58689 and No. 333-42928) and related Prospectus dated July 22, 1998 and the related Prospectus Supplement dated August 3, 2000 of EOP Operating Limited Partnership for the registration of $360 million debt securities and warrants exercisable for debt securities and to the incorporation by reference therein of our report dated February 8, 2000, except for Note 24, as to which the date is February 15, 2000, with respect to the consolidated financial statements and schedule of EOP Operating Limited Partnership included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP

Chicago, Illinois August 3, 2000